EXHIBIT 10.8

   Confidential material omitted and filed separately with the
		 Commission and designated by *.


			   AGREEMENT

     This Agreement ("Agreement") is entered into by and among BOATRACS, INC., a California corporation ("Boatracs"), OCEANTRAC SYSTEMS LIMITED, a Nova Scotia corporation ("Systems") and OCEANTRAC INCORPORATED, a Canadian corporation ("OceanTrac") who agree as follows:

     1.  Recitals.

	  1.1. Qualcomm Incorporated, a Delaware corporation ("Qualcomm") manufactures and distributes a mobile KU-Band Satellite Mobile Communications Terminal containing a Satellite Position Reporting System which is installed on a vehicle and permits the vehicle to have communication access to, and report position locating to Qualcomm's Network Management Facility (the "Qualcomm System").

	  1.2.   Qualcomm has authorized CANCOM/SATLINK  BUSINESS
SERVICES, ("Cancom") to market, distribute and operate the QUALCOMM SYSTEM in Canada.

	  1.3. Cancom has entered into an agreement with Boatracs (the "Cancom Agreement") under the terms of which Cancom has appointed Boatracs to act as its distributor and licensee for the Qualcomm System for Marine Application (as defined below) in Canada and Boatracs has modified, adapted and enhanced the Qualcomm System for Marine Application (the "Boatracs System").

	  1.4. Boatracs and Systems have entered into a Memorandum of Understanding under the terms of which OceanTrac was formed in order that OceanTrac shall be the sole and exclusive representative of Systems for the marketing, distribution and sale of all products and services, including without limitation, the sale of the Boatracs System and all messaging related thereto in the Canadian Provinces of Ontario, Quebec, New Brunswick, Prince Edward Island, Nova Scotia, Newfoundland and Labrador (the "Territory"), on the terms and conditions set forth in this Agreement.

     2.  Organization of OceanTrac.

	  2.1. Boatracs and Systems have formed OceanTrac to give effect to the Memorandum of Understanding and this Agreement, with its principal office located at Dayton Mall, Highway 3, Hebron, Yarmouth County, N.S., Canada B5A 4B3. OceanTrac's purpose shall be (a) to act as the sole and exclusive representative of Systems for the marketing, distribution and sale of all products and services of Systems, including without limitation, the sale of the Boatracs System and all messaging related thereto (which may, at OceanTrac's option, be conducted through Systems) and (b) conduct the business of marketing, distributing and selling the Boatracs System and any other related business in the Territory for Marine Application and (c) and any other business activities incidental or relating to the foregoing. "Marine Application" shall mean the vessel and marine industry, including without limitation, the inland and offshore shipping, fishing, recreational boating, workboat industry, vessels used for towing, harbor services, transportation and supply.

	  2.2. The articles of incorporation (the "Articles") and bylaws (the "Bylaws") of OceanTrac shall be in a form and substance consistent with the provisions of this Agreement and shall include such provisions as are necessary to give effect to the provisions of this Agreement.

     3.   Capitalization.  OceanTrac shall issue shares (each, "a
Share" and collectively, "Shares") in its capital stock in accordance with the following:

	  3.1. All Shares of OceanTrac shall be common shares without par value of the same class and each shareholder of record shall be entitled at each meeting of shareholders to cast one vote for each Share held by such shareholder.

	  3.2.  The authorized capital of OceanTrac shall be  One
Million (1,000,000)
Shares. Five thousand one hundred (5,100) Shares shall be issued to Systems. Of the Shares issued to Systems, three thousand one hundred (3,100) Shares shall be subject to an option to purchase such Shares in favor of Boatracs, which may be exercised by Boatracs by written notice to Systems specifying the number of Shares to be purchased and tendering to a price of U.S. * per Share against delivery of such Shares which shall occur within 14 days of receipt of such notice by Systems.

	  3.3. As consideration for issuance of the Shares to Systems, Systems shall contribute the following:

	  (a) Appointment of OceanTrac as Systems' sole and exclusive representative, to act as the sole and exclusive representative of Systems for the marketing, distribution and sale of all products and services of Systems, including without limitation, the sale of the Boatracs System and all messaging related thereto. OceanTrac may, in its sole and absolute discretion, delegate to Systems certain elements of its operations such as the messaging operations, on such terms as OceanTrac shall determine are reasonable.

	  (b)  Employment  Agreements, in the  form  of  attached
	       Exhibit A, to be executed by the Officers of OceanTrac.

	  (c) An option in favor of OceanTrac granted by Systems under the terms of which OceanTrac shall have an option to purchase, at any time, all of the assets of Systems other than the Shares, free and clear of all claims and encumbrances for book value of such assets. Such option may be exercised by OceanTrac by written notice to Systems which may be given at any time. OceanTrac and Boatracs acknowledge that Systems is a party to certain agreements that may contain restrictions upon assignability.

	  (d) All necessary licensing, permits, labor, rights and assets necessary to achieve the objectives described in paragraph 2 above.

	  3.4. Boatracs shall receive a warrant evidencing an option in favor of Boatracs to purchase up to four thousand nine hundred (4,900) Shares at a price of U.S. * per Share. As consideration for such warrant, Boatracs shall contribute the following:

	  (a) A Distributor/Dealers Service and Sales Agreement (the "License Agreement") with OceanTrac in the form of attached Exhibit B. The License Agreement shall be coterminous with and subject to the terms of the Cancom Agreement. The Distributor/Dealer Service And Sales Agreement between Boatracs and OceanTrac dated August 18, 1994, shall be deemed terminated and superseded by Exhibit B;

	  (b) A loan to OceanTrac and Systems, jointly and severally, in the current principal amount of $78,000, plus such additional advances as Boatracs may elect to make, at its sole and absolute discretion, which shall be evidenced by a promissory note (the "Note") in the form of attached Exhibit C. The Note shall be secured by a pledge of all of Systems Shares in
OceanTrac in the form of attached Exhibit D. OceanTrac and Systems acknowledged that Boatracs is under no obligation to make further advances in the Note but may do so in its sole and absolute discretion;

	  (c) A loan to Systems in the sum of $20,000 (Canadian) to be evidenced by a promissory note in the form of attached
Exhibit E and secured by a pledge of all of the shares in Systems, in the form of attached Exhibit D;

	  (d) The option evidenced by the warrant may be exercised, in whole or in part, by conversion of a portion of a loan by Boatracs to Systems in the amount of U.S. $30,000.

	  3.5. The Shares shall be issued subject to the following restrictions: (a) except as provided in this
Agreement, shareholders shall not sell, pledge or otherwise encumber Shares without first complying with the provisions of Paragraph 7 below; (b) all Shares shall rank equally; (c) Boatracs shall have the option to acquire the shares of Systems at the "Book Value" of such Shares if the employment of officers of OceanTrac is involuntarily terminated for "good cause" or they otherwise materially breach their obligations under their respective Employment Agreements.

     4.  Election of Board of Directors and Meetings.

	  4.1.   OceanTrac  shall  be  managed  by  a  Board   of
Directors consisting of three (3) directors, who shall be appointed as follows:

	       (a) Boatracs shall appoint two directors, one of whom shall be a Canadian resident;

	       (b) Systems shall appoint one director who shall be a Canadian resident.

	  4.2. Members of the Board of Directors of OceanTrac shall be elected at the annual meeting of shareholders nominated by the parties. Boatracs and Systems agree to vote their respective Shares to elect their respective nominees. The term of office of members of the Board of Directors shall be one year and until such director's successor is elected and qualified. Members shall be eligible to serve successive terms.

	  4.3. The Board of Directors shall manage the business of OceanTrac and may exercise all powers normally exercised by a Board of Directors, except for such powers as are required to be exercised by shareholders, all in accordance with the Articles and the Bylaws and applicable statutes.

	  4.4. (a) If a vacancy in any directorship should occur, for whatever reason, the party who had nominated the former director shall nominate his replacement. The parties agree to vote their respective shares for the election of such nominee. Vacancies shall be filled by vote of the shareholders as provided in the Bylaws.

	       (b) A party to this Agreement may remove any director nominated by such party, with our without cause, and may replace such director with his or its nominee and other parties shall vote their shares to effect such removal and replacement.

	  4.5. Two directors shall constitute a quorum for a meeting of the Board of Directors, and all resolutions of the
Board  of  Directors  shall  be adopted  by  a  majority  of  the
directors   present,  except  as  otherwise  provided   in   this
Agreement.

	  4.6. Boatracs written consent shall be required for all decisions of OceanTrac as to or affecting: (a) dissolution or winding up of OceanTrac; (b) the sale of all or substantially all of OceanTrac's assets; (c) any material change in the business of OceanTrac; and (d) any increase in the compensation, benefits or term of employment of officers of OceanTrac.

     5.  Meetings of Shareholders.

	  5.1. The quorum for any meeting of shareholders shall be not less than two-thirds of the issued and outstanding shares entitled to be voted at such meeting and each and every resolution shall be adopted by a majority of the votes cast while a quorum is present except that any resolution regarding a matter included in paragraph 4.6 above shall only be adopted upon the affirmative vote of not less than two-thirds (2/3) of all issued and outstanding shares entitled to be voted at such meeting and while a quorum is present.

	  5.2. Notice of meetings for shareholders, procedures for resolutions at such meetings and any other necessary rules with respect thereto shall be as prescribed in the Bylaws. Each party agrees that, with respect to matters to be submitted to the shareholders of OceanTrac by law or under the terms of the Articles of Incorporation or Bylaws, the party wishing to submit will not call or cause to be called a meeting of shareholders to cause such matter to be submitted to a vote of the stockholders at such meeting, unless at least two-thirds (2/3) of the shareholders shall have agreed to vote their shares on such matter in the manner described by the submitting party.

	  5.3. A shareholder shall be entitled to exercise its or his right to vote by proxy at meetings of shareholders as provided by the laws of Canada.

     6.  Officers, the Management Committee and Employees.

	  6.1. The Board of Directors of OceanTrac shall appoint the officers ("Officers") of OceanTrac. Officers shall serve for one year and until their successors are elected and qualified, provided that any officer may be re-elected for successive terms. After the term of the initial officers, officers shall be elected at each meeting of the Board immediately following the annual meeting of shareholders as described in the Bylaws.

	  6.2. Subject to the review by the Board of Directors of the OceanTrac, a Management Committee may be constituted with authority to decide such matters delegated to it by resolution of the Board of Directors and the following:

     (a)  Compensation, including salaries, bonuses and incentive
	  compensation  to  be  received  by  the  employees   of
	  OceanTrac (including without limitation Officers);

     (b)  The   appointment  and  removal  of  any  employee   of
	  OceanTrac;

     (c)  The   establishment  or  modification  of   OceanTrac's
	  proposed annual budget;

     (d) Any recommendations to the Board of Directors with respect to bookkeeping and accounting policies; and

     (e)  The selection of the bookkeeper for OceanTrac.

Regular meetings of each Management Committee may be held at such time and place as shall from time to time be fixed by such Management Committee and no notice thereof shall be necessary.

     7.  Transfer of Shares.

	  7.1. No party shall sell, assign, pledge or otherwise transfer its shares of OceanTrac without the prior written consent of the other parties, except in accordance with the options in favor of Boatracs described in Paragraphs 3.2 and 3.4 above.

	  7.2. In the event a party (the "Seller") receives a bona fide offer from a third party (the "Third Party") to purchase all or any of its shareholding in OceanTrac (the "Offered Shares"), and the Seller desires to sell the Offered Shares, the Seller shall disclose details of the Offered Shares to the other parties and shall first offer the Offered Shares for purchase by the other parties to this Agreement at the same price and upon the same terms and conditions offered by the Third Party. The parties receiving the offer shall within thirty (30) days elect by written notice to purchase the Offered Shares, at the price and upon the terms and conditions offered, in proportion to their respective shareholdings (exclusive of the
Seller's shareholding), provided that if one or more of the parties declines or fails to give written notice of its election to purchase all of its or his proportion of the Offered Shares, the remaining parties to this Agreement shall have the right for the next thirty (30) days to elect by written notice to purchase pro rata (exclusive of the shareholdings of the Seller and the party(s) declining or failing to give notice) and Offered Shares not purchased by the other party or parties. Payment by and transfer to parties electing to purchase Offered Shares shall be completed no later than thirty (30) days after the giving of notice of the election to purchase. In the event that all of the Offered Shares are not purchased pursuant to the above provisions, the Seller may sell such Offered Shares to the Third Party at the same price and upon the same terms and conditions offered by the Seller to the other parties to this Agreement, provided that (a) the Third Party agrees in writing to be bound by the terms and conditions of this Agreement by executing such documents as may be required by the Board of Directors and (b) the payment for and transfer of the Offered Shares by and to the Third Party is effected no later than thirty (30) days after the expiration of all periods during which the other parties to this Agreement have the right to give notice of their election to purchase the Offered Shares.

	  7.3. Certificates representing the shares of OceanTrac shall have the following legend endorsed thereon:

     "The stock represented by this Certificates is subject to the terms of a certain Shareholders Agreement dated the _________ day of _________________, 19__, a copy of which is on file with the Secretary of the Company, which agreement restricts the transfer of the shares, and copies of which will be made available without charge.

     The stock represented by this Certificate has not been registered under any applicable securities laws, including without limitation, the Federal Securities Act of 1933, as amended, and any equivalent substantially similar Canadian law, and may not be assigned, transferred or otherwise disposed of without an opinion of counsel satisfactory to the Company that an exemption under such Act is available therefor or that an applicable registration statement under such Act is effective with respect thereto. In addition, the stock has not been registered or qualified in accordance with the securities laws of any state and transfer may be made only in compliance with such laws.

     The Certificate of Incorporation of the Company provides for
     (i) an affirmative vote of a greater than majority proportion of votes of the directors and stockholders of the Company and (ii) a greater proportion than majority of directors of the Company and of shares held by stockholders of the Company necessary to constitute a quorum, for the transaction of certain business by such directors and stockholders, respectively.

     The Certificate of Incorporation of the Company provides that under certain circumstances a shareholder of the Company may request the dissolution of the Company."

     8. Accounting. Commencing immediately Boatracs becomes a shareholder of OceanTrac:

	  8.1. The accounting period of OceanTrac shall be the twelve-month period commencing the 1st day of January and ending on the 31st day of December. Complete books of account and records shall be kept by OceanTrac according to generally accepted accounting principles, consistently applied, employing standards, procedures and forms conforming to established practice in the United States and Canada. At the end of each accounting period, such books and records shall be audited at the expense of OceanTrac by a firm of independent certified public accountants of good reputation, mutually acceptable to the parties. Access to the books of account of OceanTrac shall be made available to each of the parties at all times during normal business hours, and each party shall have the right to have such books of account audited by its representatives.

	  8.2. A balance sheet and a statement of income and retained earnings shall be submitted by OceanTrac to each party on an annual basis, not later than ninety (90) days after the end of the fiscal year. Such financial statements shall be audited at the expense of OceanTrac by a firm of independent certified public accountants of good reputation mutually acceptable to the parties.

	  8.3. Promptly after the end of each calendar month, OceanTrac shall submit to each party (a) a report summarizing operations for the preceding month, and (b) a financial statement setting out income, expenses, accounts receivable and payable and such other data as any party may reasonably request.

     9.  Pre-Incorporation Expenses.

	  9.1.    All   expenses  incurred  by  the  parties   in
connection with the preparation of documents relating to the formation of OceanTrac, e.g. registration fees and legal fees, shall be borne by OceanTrac, and the parties shall cause
OceanTrac to reimburse such expenses to the parties which incurred them. In addition, the parties agree to cause OceanTrac to reimburse to any party all expenses incurred by such party prior to the incorporation of OceanTrac, to the extent that the benefit of such runs primarily to OceanTrac and not to the party incurring such expenses.

     10.  Assistance to OceanTrac.

	  10.1.    Cooperation.   Each  of  the   parties   shall
cooperate fully with the other parties and OceanTrac in order to realize the purposes of this Agreement.

	  10.2. Support. Without limiting the generality of paragraph 10.1, (a) Systems and all of its shareholders shall grant to OceanTrac an option under the terms of which OceanTrac may purchase all of the capital shares and capital stock of Systems for the lesser of the issuance price or book value of such Shares, in a form reasonably acceptable to Boatracs, (b) each of the officers of OceanTrac appointed by Systems shall execute the Employment Agreement in the form of attached Exhibit A, (c) Systems shall assist OceanTrac in complying with all applicable federal, state and local regulations with respect to performance under the Marketing Agreement and this Agreement and it shall provide OceanTrac with technical support and assistance necessary to achieve its objectives.

     11. Warranties and Representations of Systems. Systems represents and warrants to Boatracs as follows:

	  11.1.  Organization and Authority.

	  Systems is a corporation duly organized, validly existing and in good standing under the laws of Nova Scotia and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Systems is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on the business or financial condition of Systems. Systems has no subsidiaries and no direct or indirect interest or interests by stock ownership or otherwise in any firm, association, corporation or business enterprise.

	  11.2.  Authorization of Agreement.

	  Systems has the power and authority to execute and delivery this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Systems has been duly authorized by all necessary corporate action on the part of Systems and its shareholders. This Agreement and all agreements referenced to in this Agreement, will be duly executed and delivered by Systems and constitutes or will, when executed and delivered, constitute the legal, valid and binding obligation of Systems enforceable against Systems in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

	  11.3.  Capital Stock.

	  The authorized capital stock of Systems consists of 40,000 shares of common stock, $1.00 (Canadian) par value, of which 100 shares are presently issued and outstanding. All of the outstanding capital stock of Systems has been duly authorized and is validly issued, fully paid and non-assessable. Systems has not entered into any contract or agreement or made any commitment to sell or otherwise transfer or issue any shares of its capital stock and there are no outstanding options, rights, subscriptions, warrants, conversion rights, agreements or commitments of any kind to purchase or otherwise acquire from Systems or its shareholders any shares of capital stock of Systems.

	  11.4.  No Conflicts.

	  The execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby: (i) do not and will not require the consent, waiver, approval, license, designation or authorization of, or declaration with, any person or public authority; (ii) do not and will not with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in the creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of its assets pursuant to, or otherwise give rise to any liability or obligation under, any agreement, mortgage, deed of trust, indenture, license, permit or any other agreement or instrument or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which Systems or either Stockholder is a party or by which Systems or any of its assets may be bound; and (iii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights included in its assets.

	  11.5.  Financial Statements.

	       11.5.1. For all relevant periods, Systems' Financial Statements: (1) are complete and correct in all material respects; (2) present fairly the financial position of the Company at such dates and the results of operations for the respective periods ended on such dates; (3) were prepared in accordance with generally accepted accounting principles applicable in Canada, consistently applied during the periods, except as indicated in the report or notes thereto (and, in the case of the Interim Financial Statements, subject to ordinary and recurring year-end adjustments), and are in accordance with the books and records maintained by Systems, with no differences between such Systems' Financial Statements and the financial records maintained and accounting methods applied by Systems for tax purposes, except as disclosed in the notes to the Financial Statements.

	       11.5.2. The value at which any or all of its assets are carried on the 1994 Financial Statements is not overstated and does not exceed each asset's or group of assets' replacement cost and does not exceed each asset's or group of assets' fair market value.

	       11.5.3. Schedule 11.5.3 is a true, correct and complete list of all of Systems' accounts receivable (aged) as of December 31, 1995. All such accounts receivable of Systems shown on and all accounts receivable existing on the Closing Date are fully collectible in the aggregate recorded amounts thereof.

	       11.5.4. Except as disclosed in the Schedules hereto (if any), as at December 31, 1995 Systems had no liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise not shown and adequately provided for in the 1995 Financial Statements.

	       11.5.5. Systems' earnings from operations shall not reflect any material adverse change from the level of earnings from operations as at December 31, 1995.

	  11.6.  Taxes.

	       (a) To the knowledge of Systems, all tax returns (including information returns) required by any jurisdiction with respect to Systems have been filed, except for returns with respect to which extensions have been granted, and each such return is true and correct. There are no pending or threatened tax examinations, claims (whether for taxes, interest or penalties), liens, assessments, deficiencies or liabilities to which Systems or its assets may be subject; the tax returns for Systems for the years ended December 31, 1992, 1993 and 1994 have not been audited by any governmental body; and no waiver of the statute of limitations or extension of time for assessment of deficiencies has been granted by Systems.
	       (b) All liabilities of Systems to any jurisdiction for taxes (including, without limitation, all payroll withholding taxes and all other employment related taxes) of Systems, including interest thereon and penalties with respect thereto, relating to any period prior to the Closing Date have been paid by Systems or will be paid by Systems when due.

	  11.7.  No Adverse Changes.

	  Since December 31, 1995 (i) the business of Systems has been conducted only in the ordinary course; (ii) there has been no change in the condition (financial or otherwise), assets, liabilities, business, operations, prospects, or affairs of Systems, other than changes in the ordinary course of business, none of which singly and no combination of which in the aggregate has been materially adverse; and (iii) there has been no damage, destruction or loss or other occurrence or development, whether or not insured against, which either singly or in the aggregate materially adversely affects, and Systems and Systems and its shareholders have no knowledge of any threatened occurrence or development which would materially adversely affect, the condition (financial or otherwise), assets, liabilities, business, operations, prospects or affairs of Systems.

	  11.8.  Litigation, Compliance.

	       (a) There are no actions, suits, proceedings or arbitrations or governmental investigations pending or, to Systems' knowledge, threatened against, by or affecting Systems (or, to the best of Systems' knowledge, any basis therefor) in which, individually or in the aggregate, an unfavorable determination could materially affect the company's business or Systems' earnings or condition (financial or otherwise) or any of its assets or any of System's assets or result in any material liability on the part of Systems or impede the execution and performance of this Agreement or any of the transactions or events contemplated hereby or could declare this Agreement unlawful or cause the rescission of any of the transactions hereunder or require Systems to divest itself of its assets or any of System's assets to be acquired pursuant hereto, nor has any such suit been pending within the three (3) years prior to the Closing Date. Systems has received no notice that it has been charged with or received notice of any violation of any applicable federal, provincial, local or foreign law, rule, regulation, ordinance, order or decree relating to its assets or any of System's assets, or the operation of Systems' business, and Systems are not aware of any threatened claim of such violation (including any investigation or informal inquiry). Systems and the Stockholders are not aware of any basis for any claim or charge of such violation.

	  (b) Systems has complied and is in compliance with, all material respects, all laws, rules, regulations, ordinances, orders, decrees, writs, injunctions, building codes, safety, fire and health approvals, certificates of occupancy or other governmental restrictions applicable to Systems and its assets.

	  (c) Systems has all governmental licenses, permits, approvals or other authorizations required for the conduct of the business as presently conducted. All of such licenses, permits or approvals are in full force and effect; there is no action pending or to the knowledge of Systems and its shareholders, threatened to terminate rights under any such governmental licenses, permits or authorizations.

	  11.9.  Environmental Compliance.

	  No toxic waste or by-product has been or is being discharged on, or stored, processed, or treated at, any real property or other facilities now or previously used by Systems by either Systems, or to its knowledge, by any other person. No substance defined as hazardous or toxic by any applicable federal, state, provincial, or local laws, rules or regulations has been or is being used by, or has been or is being discharged on, or stored, processed, or treated at, any real property or other facilities now or previously owned, leased or used by Systems by either Systems or, to its knowledge by any other person. No employee or other person has ever made a claim or demand against Systems based on alleged damage to health caused by any such hazardous or toxic materials or by any waste or by-product. Systems has never been charged with improperly using, handling, storing, discharging, or disposing of any such hazardous or toxic substance, or with causing or permitting any pollution of any ground water aquifer, surface waters, or other lakes, streams, rivers, or bodies of water. Systems has not caused or suffered to occur any discharge, spillage, uncontrolled loss, seepage, or filtration of oil or petroleum or chemical liquids or solids, liquid or gaseous products, or hazardous waste, or hazardous substance at, under, or within any real property now or previously owned or leased by Systems. There is no asbestos or PCB's on the real property.

	  11.10.  Corporate Records.

	  The copy of the certificate of incorporation of Systems, and all amendments thereof to date, and a long form certificate as to the good standing of Systems in Nova Scotia each certified by the registrar of Joint Stock Corporations of Nova Scotia, and of the by-laws of Systems, as amended to date, certified by the Secretary or an Assistant Secretary of Systems, are complete and correct, and the minute books of Systems correctly reflect all material corporate actions taken at all meetings of directors (including committees thereof) and stockholders, and correctly record all resolutions, correct and complete. The stock transfer books (with all canceled and unused stock certificates attached) and stock ledgers are complete and correct and correctly reflect all transfers of the capital stock of Systems, correct and complete.

	  11.11.  Disclosure.

	  No representation or warranty by Systems or its agents and no statement or certificate furnished or to be furnished by or on behalf of Systems or its shareholders to Boatracs or its agents pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary to provide a prospective purchaser of its assets with proper information as to Systems and its affairs.

     12. Indemnification by Systems. Systems hereby indemnifies Boatracs against all Claims (as defined below) and all costs, expenses and attorney's fees incurred in the defense of any of such Claims or any action or proceeding brought on any of such Claims. For purposes of this Paragraph, "Claims" shall mean all liabilities, damages, losses, costs, expenses, attorney's fees and claims (except to the extent caused by Boatracs' negligent act, wilful misconduct or breach under this Agreement) arising from (a) any material breach or default in the performance of any obligation to be performed by Systems under this Agreement or any breach of any warranty and representation by Systems, (b) any negligence of Systems or any agent, employee, contractor, representative, guest or invitee, of or retained by Systems. If any action or proceeding is brought against Boatracs by reason of any such Claims, Systems upon notice from Boatracs shall defend such action or proceeding at Systems's sole cost by legal counsel satisfactory to Boatracs. Nothing in this Paragraph creates any rights to which any insurance company may be subrogated and no person who is not a party to this Agreement may enforce, directly or indirectly, this Paragraph.

     13.    Public   Liability  and  Property  Damage  Insurance.
OceanTrac at its sole cost shall maintain public liability, property damage and products liability insurance, with a single combined liability limit of not less than U.S. $1,000,000.00 and property damage limits of not less than U.S. $1,000,000.00, insuring against all liability of Boatracs and Boatracs' agents, employees and/or representatives arising out of or in connection with use of the Boatracs System. All public liability, property damage and products liability insurance, shall be "occurrence based" and not "claims made" coverage and shall name Boatracs as an additional named insured. Insurance required to be maintained by OceanTrac under this Agreement shall be issued as a primary policy by insurance companies authorized to do business in the state where Boatracs' principal office is located, with a Best's Rating of at least "A+" and a Best's Financial Size Category rating of at least "XV", as set forth in the most current edition of "Best's Insurance Reports". No such policy or policies shall be cancelable or subject to reduction of coverage or other modification except after 30-days' prior written notice to Boatracs. OceanTrac shall, at least 30 days prior to the expiration of each such policy, furnish Boatracs with a renewal or "binder" of such policy or else Boatracs may order such renewal or "binder" and charge its cost to OceanTrac, which amount shall be payable to Boatracs by OceanTrac upon demand. OceanTrac shall promptly deliver to Boatracs copies of such policy or policies or certificates evidencing the existence and amounts of such insurance together with evidence of payment of premiums.

     14. Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

	  14.1. In the event of any conflict between these Rules and this paragraph, the provisions of this paragraph shall govern. The arbitration shall take place in San Diego, California. Each of the parties shall appoint one arbitrator and the two so nominated shall in turn choose a third arbitrator. If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their nomination, then the third arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce.

	  14.2. The arbitration shall be conducted in the English language. Relevant documents in other languages shall be translated into English if the arbitrators so direct. In arriving at their award, the arbitrators shall make every effort to find a solution to the dispute in the provisions of the Agreement and shall give full effect to all parts thereof. However, if a solution cannot be found in the provisions of the Agreement, the arbitrators shall apply the local, domestic law of the State of California, U.S.A., including its provision of the Uniform Commercial Code.

	  14.3. The parties agree that after either has filed a Notice of Demand for arbitration of any dispute subject to arbitration under this Agreement, they shall, upon request, make discovery and disclosure of all materials relevant to the subject of the dispute. The arbitrators shall make the final determination as to any discovery disputes between the parties. Examination of witnesses by the parties and by the arbitrators shall be permitted. A written transcript of the hearing shall be made and furnished to the parties. The cost of this transcript shall be borne equally by the parties.

	  14.4. The arbitrators shall state the reasons upon which the award is based. The award of the arbitrators shall be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction. An application may be made to any such court for a judicial acceptance of the award and an order for enforcement.

     15. Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

     16. Counterparts and Exhibits. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.

     17.    Time  of  Essence.   Time  and  strict  and  punctual
performance are of the essence with respect to each provision of this Agreement.

     18. Attorney's Fees. The prevailing party(ies) in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

     19. Modification. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

     20.   Headings.   The paragraph headings in this  Agreement:
(a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

     21. Prior Understandings. This Agreement and all documents specifically referred to and executed in connection with this
Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

     22. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular may include the plural (and vice versa) and the word "person" includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity. The terms "includes" and "including" do not imply any limitation. For purposes of this Agreement, the term "day" means any calendar day and the term "business day" means any calendar day other than a Saturday, Sunday or any other day designated as a holiday under California Government Code Sections 6700-6701. Any act permitted or required to be performed under this Agreement upon a particular day which is not a business day may be performed on the next business day with the same effect as if it had been performed upon the day appointed. No remedy or election under this Agreement is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity.

     23. Partial Invalidity. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability [unless such provision or the application of such provision is essential to this Agreement].

     24. Successors-in-Interest and Assigns. Neither party may voluntarily or by operation of law assign, hypothecate, delegate or otherwise transfer or encumber all or any part of its rights, duties or other interests in this Agreement without the prior written consent of the other party, which consent may be withheld in such parties' sole and absolute discretion. Any such transfer in violation of this paragraph is void. Subject to the foregoing and any other restrictions on transferability contained in this Agreement, this Agreement is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.

     25. Notices. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

Boatracs:      6440 Lusk Blvd., Suite D201
	       San Diego, CA 92121

with a copy to:     Solomon Ward Seidenwurm & Smith
	       401 B Street, Suite 1200
	       San Diego, CA 92101
	       Attention: Norman L. Smith, Esq.

To:            OceanTrac Systems Limited
	       Dayton Hall
	       Highway 3
	       Hebron Yarmouth, N.S. Canada B5A 4B3

To:            OceanTrac Incorporated
			 Dayton Mall
	       Highway 3
	       Hebron Yarmouth, N.S. Canada B5A 4B3

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

     26. Waiver. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or
remedy.   A  consent to or approval of an act does not  waive  or
render unnecessary the consent to or approval of any other or subsequent act.

      27. Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement and has had the opportunity to have such party's legal counsel review and revise this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.


		    BOATRACS, INC
		    A California Corporation



		    By:   /s/MICHAEL L. SILVERMAN
		    Its: C.E.O.


		    OCEANTRAC SYSTEMS LIMITED,
		    A Canadian Corporation

		    By:  /s/GLENN NICKERSON
		    Its: PRESIDENT

		    OCEANTRAC INCORPORATED,
		    A Canadian Corporation


		    By: /s/GLENN NICKERSON
		    Its: PRESIDENT

			   EXHIBIT A

		      EMPLOYMENT AGREEMENT

     This Agreement is executed effective ____________, 199_, between OCEANTRAC, INCORPORATED, a Canadian corporation, ("OceanTrac") and ____________________, an individual, having an address at _________________________________ ("Officer"), who
agree as follows:

     1.     Hiring.    OceanTrac   hereby   hires   Officer    as
________________________________
________________________________________________.

     2. Duties. Officer shall faithfully and diligently perform the following duties on a full-time basis: (a) Devoting Officer's entire productive time, ability and attention to the business of OceanTrac; and (b) Performing such other duties as OceanTrac shall from time to time specify that are consistent with the duties normally performed by an employee like Officer.

     3. Termination. At any time that Good Cause (as defined below) exists or has arisen, upon 30 days written notice ("Good Cause Notice") either Officer or OceanTrac may, at his or its election, terminate this Agreement by so notifying the other. Upon 30 days written notice, whether or not Good Cause exists or has arisen, either OceanTrac or Officer may, at either party's election, terminate this Agreement by so notifying the other in writing (the "Termination Notice"), for any reason whatsoever or for no reason. Upon the earlier of the Termination Date, 30 days after giving of the Good Cause Notice, or 60 days after the giving of the Termination Notice, (a) this Agreement shall be deemed terminated, (b) Neither Officer nor OceanTrac shall have any further rights or obligations under this Agreement, (c) Officer shall return to OceanTrac all property belonging to OceanTrac, including without limitation all Confidential Material (as defined below), promotional material, advertising information, samples, price lists and similar items, and (d) OceanTrac shall have no obligation to make any further payments to Officer, except for amounts earned pursuant to this Agreement by Officer prior to such termination, which amounts OceanTrac shall pay to Officer upon Officer's returning to OceanTrac all such property without abatement or deduction, other than customary and lawful deductions. For purposes of this Agreement, "Good Cause" shall mean the existence or occurrence of any of the following:

	  3.1. Any wilful breach of duty by Officer, or any failure by Officer to perform, to the reasonable satisfaction of the board of directors of OceanTrac, such duties as may be delegated to Officer by OceanTrac from time to time.

	  3.2.  If Officer is convicted of a felony.

	  3.3.   If Officer commits theft, larceny, embezzlement,
fraud,   any   acts   of   dishonesty,   illegality,   or   gross
mismanagement, as determined in good faith by the board of directors of OceanTrac.

	  3.4. If Officer otherwise materially breaches any provision of this Agreement.

	  3.5.  The death of Officer.

	  3.6. If Officer becomes materially disabled to such an extent that Officer is precluded from performing the duties set forth in this Agreement for a period of 90 consecutive days, or 120 days in the aggregate during any one-year period.

	  3.7. The occurrence of existence of any facts that constitute grounds for termination pursuant to California Labor
Code Section 2924.

     4. No Employment Term/At-Will Employment. Nothing in this Agreement shall be construed to create any agreement for any indefinite or specific term of employment between OceanTrac and Officer. This Agreement may be terminated by either OceanTrac or Officer at-will for any reason whatsoever or for no reason at all by giving the Termination Notice (as defined in Paragraph 3 above).

     5. Compensation. Officer's total compensation under this Agreement shall be $_________ per annum, payable at the rate of $________ for each two week period, which payments shall be made in accordance with and at the same times as OceanTrac's ordinary payroll procedures. OceanTrac shall give Officer performance and compensation reviews no less than every year.

     6.   Benefits.   Officer shall be entitled to the  following
benefits during the term of this Agreement:

	  6.1. OceanTrac shall pay Officer an allowance for medical, disability, workmen's compensation, and dental insurance in accordance with OceanTrac's prevailing policy, which OceanTrac may amend from time to time.

	  6.2. Two weeks paid vacation for each one-year period during the term of this Agreement (prorated for any partial year), to be taken at such times that are consistent with Officer's performance of Officer's duties under this Agreement and that are approved by OceanTrac, whose approval shall not be unreasonably withheld, but shall not be taken during the occurrence of any trade show that OceanTrac is participating in. Officer shall forfeit any vacation time not taken during the applicable calendar year unless OceanTrac agrees in writing that Officer may accrue such vacation time.

	  6.3. Reimbursement for reasonable out-of-town travel expenses and local expenses incurred in the proper performance of Officer's duties under this Agreement and authorized by OceanTrac in writing. Reimbursement shall be made at the end of the pay period following the pay period during which Officer submits a detailed accounting of such expenses, in a form satisfactory to OceanTrac.

	  6.4. Reimbursement for reasonable expenses incurred in the proper performance of Officer's duties under this Agreement and authorized by OceanTrac in writing. Reimbursement shall be made at the end of the pay period following the pay period during which Officer submits a detailed accounting of such expenses, in a form satisfactory to OceanTrac.

	  6.5. In the event of an illness or personal or family emergency, Officer shall dutifully notify OceanTrac of such event and OceanTrac shall not reasonably withhold permission for a paid absence. If absences are excessive, OceanTrac and Officer can redefine status of leave due as accrued or unaccrued as necessary.

Officer shall not be entitled to any other compensation or benefits.

     7. Confidentiality. Officer hereby acknowledges that OceanTrac has made available to Officer certain customer lists, product design information, performance standards and other confidential and/or Proprietary Information (as defined in Paragraph 11 below) of OceanTrac or licensed to OceanTrac, including without limitation trade secrets and copyrighted materials (collectively, the "Confidential Material"). Except as essential to Officer's obligations under this Agreement, or as required by law, neither Officer nor any agent, employee, office, or independent contractor of or retained by Officer shall make any disclosure of this Agreement, the terms of this Agreement, or any of the Confidential Material. Officer shall notify each such person to whom such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person. Except as essential to OceanTrac's obligations under this Agreement, or as required by law, or as requested in writing by Officer, neither OceanTrac nor any agent, employee, officer or independent contractor of or retained by OceanTrac shall make any disclosure of this Agreement or the terms of this Agreement.

     8. Representations and Warranties. Officer hereby represents and warrants that (a) this Agreement will not cause or require Officer to breach any obligation to, or agreement or confidence with, any other person, (b) as of the date of this Agreement (except as disclosed in writing by Officer to OceanTrac prior to the execution of this Agreement), Officer is not representing, or otherwise affiliated in any capacity with, any other lines of products, manufacturers or vendors, and (c) during the term of this Agreement, Officer shall not represent, or otherwise become affiliated in any capacity with, any lines of products, manufacturers or vendors, which, in the reasonable and good faith opinion of OceanTrac, may be competitive with any products of OceanTrac, whether or not Products.

     9. Proprietary Information. For purposes of this Agreement, "Proprietary Information" shall mean any information, observation, data, written material, record, document, computer program, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer list, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, development, products, organization, business or finances of OceanTrac (or any of its affiliates). All right, title and interest of every kind and nature whatsoever in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Officer during the term of this Agreement, or the 60-day period immediately following the termination of this Agreement, shall be the sole and exclusive property of OceanTrac for any purposes or uses whatsoever, and shall be disclosed promptly by Officer to OceanTrac. The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of OceanTrac or otherwise, or (d) with OceanTrac's materials, tools, instruments or on OceanTrac's premises or otherwise. All Proprietary Information developed, created, invented, devised, conceived or discovered by the Officer that are subject to copyright protection are explicitly considered by Officer and OceanTrac to be works made for hire to the extent permitted by law. Officer hereby assigns to OceanTrac all of Officer's right, title and interest in and to the Proprietary Information. Officer hereby forever fully releases and discharges OceanTrac, any affiliates of OceanTrac and their respective officers, directors and employees, from and against any and all claims, demands, damages, liabilities, costs and expenses of Officer arising out of, or relating to, any Proprietary Information. Officer shall execute any documents and take any action OceanTrac may deem necessary or appropriate to effectuate the provisions of this Agreement, including without limitation assisting OceanTrac in obtaining and/or maintaining patents, copyrights or similar rights to any Proprietary Information assigned to OceanTrac, if OceanTrac, in its sole discretion, requests such assistance. Officer shall comply with any reasonable rules established from time to time by OceanTrac for the protection of the confidentiality of any Proprietary Information. Officer irrevocably appoints the President of OceanTrac to act as Officer's agent and attorney-in-fact to perform all acts necessary to obtain and/or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Officer to OceanTrac under this Agreement if (i) Officer refuses to perform those acts, or (ii) is unavailable, within the meaning of any applicable laws. Officer acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of the Officer. Officer shall promptly disclose to OceanTrac, in confidence (A) all Proprietary Information that Officer creates during the term of this Agreement, and (B) all patent applications that relate to or arise out of Proprietary Information filed by Officer within one year after termination of this Agreement. Any application for a patent, copyright registration or similar right filed by Officer within one year after termination of this Agreement shall be reasonably and in good faith presumed to relate to Proprietary Information created by Officer during the term of this Agreement, unless Officer can prove otherwise. Nothing contained in this
Agreement shall be construed to preclude OceanTrac from exercising all of its rights and privileges as sole and exclusive owner of all of the Proprietary Information owned by or assigned to OceanTrac under this Agreement. OceanTrac, in exercising such rights and privileges with respect to any particular item of Proprietary Information, may decide not to file any patent application or any copyright registration on such Proprietary Information, may decide to maintain such Proprietary Information as secret and confidential, or may decide to abandon such Proprietary Information or dedicate it to the public. Officer shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to OceanTrac under this Agreement. This Agreement does not apply to any Proprietary Information that qualifies fully under the provisions of California Labor Code Section 2870 or any similar or successor statute.

     10. Competition. During the term of this Agreement, Officer shall not own an interest in, operate or participate in, or be connected as an officer, director, employee, agent, independent contractor, partner, shareholder or principal of any business entity or person producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment and/or services which compete with OceanTrac's products, goods, equipment and/or services. To the extent permitted by applicable law, for two years following termination of this Agreement, Officer shall not undertake any employment or activity competitive with OceanTrac's business, including without limitation the inducement or solicitation of OceanTrac's customers, if the duties or work of, in connection with or related to such competitive employment or activity would or might cause Officer to reveal or use any Proprietary Information. During the term of this Agreement, Officer shall not employ or attempt to employ (whether as an employee, consultant or otherwise) any of OceanTrac's employees who work in any area in which Officer has been significantly engaged on behalf of OceanTrac.

     11. Business Opportunities. During the terms of this Agreement, if Officer (or any agent, employee, officer or independent contractor of or retained by Officer) becomes aware of any project, investment, venture, business or other opportunity (any of the preceding, an "Opportunity") that is similar to, competitive with, related to or in the same field as OceanTrac, or any project, investment, venture, or business of OceanTrac, then Officer shall so notify OceanTrac immediately in writing of such Opportunity and shall use Officer's good faith efforts to cause OceanTrac to have the opportunity to invest in, participate in or otherwise become affiliated with such Opportunity.

     12. Indemnification by Officer. Officer hereby indemnifies OceanTrac against all Claims (as defined below) and all costs, expenses and attorneys' fees incurred in the defense of any such Claims or any action or proceeding brought on any such Claims. For purposes of this Paragraph, "Claims" shall mean all liabilities, damages, costs, expenses, attorneys' fees and claims, except to the extent caused by OceanTrac's negligent act, wilful misconduct or breach under this Agreement, arising from
(a) any breach or default in the performance of any obligation to be performed by Officer under this Agreement, or (b) any gross negligence or wilful misconduct of Officer or any of Officer's agents, employees, officers, or independent contractors. If any action or proceeding is brought against OceanTrac by reason of any such Claims, Officer upon notice from OceanTrac shall defend such action or proceeding at Officer's sole cost by counsel satisfactory to OceanTrac which approval shall not be unreasonably withheld.

     13. Indemnification by OceanTrac. OceanTrac hereby indemnifies Officer against all Claims (as defined below) and all costs, expenses and attorneys' fees incurred in the defense of any such Claims or any action or proceeding brought on any such Claims. For purposes of this Paragraph, "Claims" shall mean all liabilities, damages, costs, expenses, attorneys' fees and claims, except to the extent caused by OceanTrac's negligent act, wilful misconduct or breach under this Agreement, arising from
(a) any breach or default in the performance of any obligation to be performed by OceanTrac under this Agreement, or (b) any gross negligence or wilful misconduct of OceanTrac or any of OceanTrac's agents, employees, officers, or independent contractors. If any action or proceeding is brought against Officer by reason of any such Claims, OceanTrac upon notice from Officer shall defend such action or proceeding at OceanTrac's sole cost by counsel satisfactory to Officer which approval shall not be unreasonably withheld.

     14.    Survival.    The  representations,   warranties   and
covenants of the parties to this Agreement shall survive any termination of this Agreement.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     16. Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

     17. Venue and Jurisdiction. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of San Diego, California.

     18.   Counterparts.   This  Agreement  may  be  executed  in
counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

     19. Modification. This Agreement may be modified only by a contract in writing executed by the party(ies) to this Agreement against whom enforcement of such modification is sought.

     20. Headings. The headings of the Paragraphs of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

     21. Prior Understandings. Upon execution of this Agreement, such interim Employment Agreement shall lapse and be of no further force or effect. This agreement contains the entire agreement between the parties of this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

     22. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

     23. Partial Invalidity. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

     24. Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at its address as set forth above in the introductory Paragraph of this Agreement. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Any party to this Agreement may give a notice of a change of its address to the other party(ies) to this Agreement.

     25. Drafting Ambiguities. Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

     26. Effectiveness. This Agreement shall become effective when it has been executed by all of the parties to this Agreement.



______________________________      Date:______________________
Officer


OceanTrac, INCORPORATED,
a Canadian corporation


By:   _____________________________
Date: _____________________________
Title:_____________________________

			   EXHIBIT B


	DISTRIBUTOR/DEALERS SERVICE AND SALES AGREEMENT

     This Service and Sales Agreement ("Agreement") is entered into effective _______________, 199__, by and between BOATRACS, INC. a California corporation ("BOATRACS"), having an address for notices at 6440 Lusk Boulevard, Suite D201, La Jolla, CA 92121, and OCEANTRAC SYSTEMS, LTD, a Canada corporation (the "Company"), having an address for notices at P.O. Box 129, Arcadia, Nova Scotia, Canada, BOW 1BO, who agree as follows:

     1.  Recitals.

	  1.1. Qualcomm Incorporated, a Delaware corporation ("Qualcomm") manufactures and distributes a mobile KU-Band Satellite Mobile Communications Terminal containing a Satellite Position Reporting System which is installed on a vehicle and permits the vehicle to have communication access to, and report position locating to Qualcomm's Network Management Facility (the "Qualcomm System").

	  1.2.  Qualcomm has authorized CANCOM/SATLINK BUSINESS
SERVICES, ("Cancom") to market, distribute and operate the QUALCOMM SYSTEM in Canada.

	  1.3. Cancom has entered into an agreement with Boatracs (the "Cancom Agreement") under the terms of which Cancom has appointed Boatracs to act as its distributor and licensee for the Qualcomm System for Marine Application (as defined below) in Canada and Boatracs has modified, adapted and enhanced the Qualcomm System for Marine Application (the "Boatracs System").

     2.  Definitions.

	  2.1. Marine Application" shall mean the vessel and marine industry, including without limitation, the inland and offshore shipping, fishing, recreational boating, workboat industry, vessels used for towing, harbor services, transportation and supply.

	  2.2. "End User" shall mean any customer who purchases any combination of Products for Marine Application.

	  2.3. "MCT" shall mean a Ku-band satellite Mobile Communications Terminal containing BOATRACS' Satellite Position Reporting system which is installed on a Vessel and which permits the Vessel to have communications access to, and report position location to QUALCOMM's or CANCOM's Network Management Facility consisting primarily of the following components:


	       2.3.1.  Outdoor Unit:  contains the antenna
assembly and RF electronics;

	       2.3.2.  Communication Unit:  contains an analog
section, digital electronics and a local determining device.  The
Communication Unit includes means of providing position location reporting information;

	       2.3.3.  Display Unit:  BOATRACS' design for
38 character by four line display containing the indicators for message waiting and satellite signal and QWERTY keyboard with several function keys for preprogrammed user functions;

	       2.3.4. 20-foot power cable; 50-foot antenna cable pair and 17-foot display cable;
	       2.3.5.  MCT Software:  QUALCOMM's or CANCOM's
proprietary software residing within an MCT.

	  2.4. "Products" shall mean MCT's and Software (as defined below).

	  2.5. "Software" shall mean (a) QUALCOMM's, BOATRACS' or CANCOM's version of the proprietary software which permits an End User to access and communicate with QUALCOMM's or CANCOM's Network Management Facility from the End User's computer,
(b) BOATRACS' User Interface for use on a computer installed aboard a Vessel, or (c) other software developed by BOATRACS or third parties which is offered or sold by BOATRACS in connection with the Product.

	  2.6. "Territory" shall mean the area described on attached Attachment A.

     3. Appointment. BOATRACS hereby appoints the Company to perform the services set forth in this Agreement and the Company hereby accepts such appointment upon the terms and conditions set forth in this Agreement. Such appointment shall be for a term of one year, commencing on the effective date of this Agreement. Unless BOATRACS has given notice to the Company of BOATRACS' termination of this Agreement at least 60 days prior to the end of the term, the term of this Agreement shall be renewed for one additional year. Notwithstanding anything to the contrary in this Paragraph, this Agreement shall be subject to and shall immediately terminate upon the expiration or earlier termination of the CANCOM Agreement. BOATRACS shall have no liability to the Company in the event of a termination of the CANCOM Agreement for any reason.

     4. Minimum Stock and Equipment. The Company shall ensure that (a) the Company has an inventory of at least one MCT at any given time, and (b) has a functioning and operational IBM personal computer or functional compatible with at least a 20MB hard drive sufficient to enable the Company to demonstrate the Software.

     5. Installation and Service. The Company shall, at the request of End User, install the Product. The Company shall not prevent an End User from installing the Product if the End User so elects. BOATRACS reserves the right to require employees or representatives of the Company to attend training programs in connection with the installation, operation or service of the Product. Neither the Company, nor any employee, representative or independent contractor of or retained by the Company shall perform service upon the Product which violates or breaches any provision of the CANCOM Agreement, including without limitation the opening of any sealed component of the Product. The Company shall not service Products, unless (a) BOATRACS has issued its written certification that the Company is an authorized service provider, (b) the Company has received verbal authorization and a work order number as to a particular unit of Product, and (c) the Company complies with such requirements as to such service that BOATRACS shall promulgate from time to time. Such certification as an authorized service provider shall be revocable at any time at the discretion of BOATRACS. Prior to commencing service, the Company shall provide BOATRACS with information regarding improper use, negligent use or any other condition that causes the repair to be out of warranty.

     6. Engineering Improvements. CANCOM, QUALCOMM, and/or BOATRACS may from time to time make engineering improvements modifications which it elects to incorporate in Products. These modifications may be incorporated at the BOATRACS, QUALCOMM or CANCOM factory or by the Company, as directed by BOATRACS. Such modifications may be performed simultaneously with repair service or upon another mutually agreed upon schedule. The Company will be trained on these services at no cost to the Company.

     7.   Limited Warranty and Limitations on Liability.

	  7.1. The Company acknowledges that the range of service to be provided to End Users via the Product extends within a limited geographical area of approximately 200 to 400 miles off the shores of the continental United States. The Company acknowledges that one of the ANIK satellites is anticipated to be brought online to provide additional coverage in Canada and that the extent or range of such coverage is unknown as of the date of this Agreement.

	  7.2. The Company shall not make any representation or warranty to End Users other than those which are specifically authorized in writing by BOATRACS. The Company acknowledges that it has been provided with a copy of the standard warranties provided by (a) CANCOM pursuant to the CANCOM Agreement, with respect to CANCOM's proprietary software, (b) BOATRACS, with respect to BOATRACS' proprietary software and User Interface Software, and (c) QUALCOMM, with respect to QUALCOMM's proprietary software, and that such standard warranties are summarized on attached Attachment B. CANCOM, QUALCOMM and/or BOATRACS may modify or amend such warranties from time to time and in the event of any inconsistency between the terms of any such modified and/or amended warranty and the summary of such warranty on attached Attachment B, the terms of such modified and/or amended warranty shall prevail. The Company acknowledges that other than the warranties explicitly provided for by this Agreement, neither BOATRACS, QUALCOMM or CANCOM has made any warranty or representation to the Company regarding the Product, CANCOM's proprietary software, QUALCOMM's proprietary software or BOATRACS' proprietary software or User Interface Software.

	  7.3. BOATRACS shall not be liable to the Company for, the Company hereby assumes all risk of, and the Company waives all claims against BOATRACS in respect of, any damage in excess of U.S. $5,000.00 (whether based upon contract, tort, negligence, warranty, product liability, strict liability, equitable indemnification and/or otherwise and whether or not BOATRACS has been notified of the possibility of such damage) resulting from, or arising out of, the Product, use or performance of the Product, loss of use, lost data, lost profits, consequential damages, incidental damages, special damages, malfunction of the Product, or any other matter relating to the Product and/or this Agreement.

     8. Extended Warranty. BOATRACS may offer a "three-year on-the-sea extended warranty" on such terms and conditions as BOATRACS shall determine and which shall provide, inter alia, for the purchaser of such warranty to be entitled to the replacement of defective parts within 72 hours, subject to certain terms and conditions. The current cost of such warranty per MCT shall be the sum of * but shall be subject to change by BOATRACS, upon written notice. The amount of * shall be allocated as follows:

     (a)  BOATRACS: * per year per MCT.

     (b)  The Company: * per year per MCT.


The Company shall provide all mounting and demounting services required in order to perform in accordance with such warranty. The Company will render services to an End User but shall not be obligated to render more than four hours' labor with respect to MCT's not sold by the Company. BOATRACS shall reimburse the Company for up to four hours of such labor performed on units not sold by the Company at an hourly rate not exceeding U.S. * per hour, providing BOATRACS has authorized such labor in writing. The Company shall invoice BOATRACS for such labor which shall be paid by BOATRACS within seven working days of receipt of such invoice. All shipping and installation charges shall be for the account of the End User.

     9. Relationship of Parties. The Company is acting as an independent contractor and not as an agent or an employee of BOATRACS in the performance of the services to be performed hereunder. The Company retains authority to control and direct the performance of the details of the services to be performed; provided, however, that the services to be performed meet such requirements that the Company may promulgate from time to time. Neither the Company nor any agent, employee, officer or independent contractor of or retained by the Company shall become or be deemed an employee, partner, joint venturer or agent of or with BOATRACS by reason of this Agreement. Neither BOATRACS nor the Company (nor any agent, employee, officer or independent contractor of or retained by the Company) shall have any authority to bind the other in any respect.

     10. Legal. The parties to this Agreement agree to comply with all United States and Canada federal, state, provincial, and municipal laws, rules and regulations that are now or may in the future become applicable.
     11.  Confidential Information.

	  11.1. Trademarks and Trade Names. Nothing contained in this Agreement shall be construed to authorize the Company
(a) to use any trademark or trade name of BOATRACS, QUALCOMM and/or CANCOM (the "Marks") as a style or name, or as part of the style or name of any firm, partnership or corporation, (b) to apply the Marks to any goods other than Products, or (c) at any time after the expiration or sooner termination of this Agreement, to apply the Marks to goods or to any other use whatsoever. The Company shall use the Marks only in association with the Products and only in strict accordance with the instructions, standards of quality and trade-mark specifications supplied by BOATRACS from time to time.

	  11.2. Proprietary Interest. The Company recognizes the proprietary interest of BOATRACS, QUALCOMM and CANCOM in technical data, marketing and confidential business information provided by BOATRACS to, or otherwise discovered by, the Company from time to time. The Company acknowledges and agrees that such information constitutes trade secrets of BOATRACS, QUALCOMM and CANCOM, respectively. The Company acknowledges and agrees that any and all such information shall be and is the property of BOATRACS, QUALCOMM and/or CANCOM. The Company hereby waives any and all right, title or interest in and to such information and agrees to promptly return all copies of such information to BOATRACS, at the Company's expense, upon termination of this Agreement.

	  11.3. Confidentiality. The Company acknowledges and agrees that BOATRACS is entitled to prevent its competitors from obtaining and utilizing its trade secrets. The Company agrees to hold BOATRACS', QUALCOMM's and CANCOM's trade secrets in strictest confidence and not to disclose them or allow them to be disclosed, directly or indirectly, to any other person or entity, other than to persons engaged by the Company for the purpose of performance under this Agreement, with BOATRACS' prior written consent. The Company acknowledges its fiduciary obligations to BOATRACS and the confidential nature of its relationship with BOATRACS and of any confidential proprietary information or trade secrets which the Company may obtain during the terms of this Agreement. The Company shall not, either during the term of this Agreement or at any time after the expiration or earlier termination of this Agreement, or during any extension thereof, disclose to anyone, other than persons engaged by it for the purpose of performing under this Agreement, any confidential or proprietary information or trade secrets of BOATRACS obtained by the Company. The Company also agrees to place upon any persons to whom said information is disclosed for the purpose of performance under this Agreement, a legal obligation to treat such information as strictly confidential.

     12. Insurance to be Secured. The Company agrees to maintain such insurance as will fully protect both the Company and BOATRACS from any and all claims under any workman's compensation or similar act or employee's liability laws, and from any and all other claims of whatsoever kind or nature for the damage to property or for personal injury, including death, made by anyone whomsoever, that may arise from operations carried on under this Agreement, either by the Company, any subcontractor or anyone directly or indirectly engaged or employed by either of them. BOATRACS shall be named as an additional insured under all such policies. The Company agrees to provide BOATRACS with copies of such policies and certificates evidencing the required coverage before the Company begins service requested by BOATRACS.

     13. Parts & Special Tools. The Company agrees to provide tooling necessary to perform installation and/or servicing of MCT's, if any.

     14. Right to Sell Products. The Company shall purchase the Product from BOATRACS and BOATRACS hereby grants to the Company the exclusive right with the Territory to resell the Product to End Users subject to the terms of the CANCOM Agreement. Such exclusivity shall not include Weston Foods and the Federal Department of Fisheries and Oceans (one BC-based vessel) who are presently Satlink clients. The purchase price paid by the Company for the Product shall be the most recent Canadian distributor prices published by BOATRACS from time to time. The initial distributor prices for the Product are set forth on Attachment C to this Agreement, such prices being subject to change from time to time without notice from BOATRACS. The Company shall determine the prices of the Product to be sold by the Company to End Users. The Company shall not be entitled to receive any form of commission from BOATRACS arising from such resale of Product to End Users. BOATRACS reserves the right to change the price and sales conditions at any time upon notice to the Company. The purchase price for units of the Product ordered by the Company shall be payable in full in cash within 15 days from the date of shipment. Units of the Product ordered by the Company shall be shipped FOB point of shipment. The Company acknowledges that the risk of loss or damage to the units of Product shall shift to the Company upon delivery by BOATRACS or CANCOM of the units of Product to the carrier. Such carrier shall be deemed to be the agent of the Company and not BOATRACS or CANCOM. The Company acknowledges that neither BOATRACS nor CANCOM shall be responsible for loss or damage to the Product during transit and that it is the Company's responsibility to obtain insurance coverage against loss or damage to the Product during transit.

     15.  Sub-Dealers.

	  15.1. The Company may, at its election, appoint additional dealers to sell the Product within the Territory ("Sub-Dealers"). All such appointments of Sub-Dealers made by the Company shall be terminable, with or without cause, by no more than 60 days' notice, and shall terminate automatically upon the termination of this Agreement. The rights of such Sub-Dealers shall be subject to the provisions of this Agreement. Neither the Company nor such Sub-Dealers shall take any action that may violate the provisions of the CANCOM Agreement. The Company shall, immediately upon notice from BOATRACS, terminate the appointment of any Sub-Dealer that BOATRACS, in its sole discretion, determines is not in the best interests of BOATRACS.

	  15.2. Potential Sub-Dealers shall be required to complete an application process and the appointment of such potential Sub-Dealers shall be subject to the approval of BOATRACS, in its reasonable discretion.

     16. Per-Message Commission. While this Agreement is in full force and effect, (a) on or before August 31 of each year, BOATRACS shall pay to Company that portion (identified in the table below as the Relevant Fee) of the Authorized Message Charges (as defined below) actually paid to and received by BOATRACS from each Qualified End User (as defined below) during the period commencing on the immediately preceding January 1 and ending on the immediately preceding June 30, and (b) on or before February 28 of each year BOATRACS shall pay to Company the Relevant Fee portion of the Authorized Message Charges actually paid to and received by BOATRACS from each Qualified End User during the period commencing on the immediately preceding July 1 and ending on the immediately preceding December 31. For purposes of this Paragraph, (a) "Qualified End User" shall mean an End User who uses an MCT unit sold to such End User by Company or any Sub-Dealer appointed by the Company for such message transmission and is a subscriber to BOATRACS' monitoring system at the time such message was transmitted, (b) "Authorized Message Charge" shall mean the fees payable to BOATRACS by Qualified End Users as message charges, and (c) "Relevant Fee" shall mean the fees set forth in the column labeled "Relevant Fee" below for message services.

Message Charges
       *

BOATRACS determination of the compensation payable pursuant to this Paragraph shall be final, binding and conclusive. Company shall not increase the Authorized Message Charges set forth above without BOATRACS' prior written approval.

     17. Indemnification. The Company shall indemnify BOATRACS against all Claims (as defined below) and all costs, expenses and attorney's fees incurred in the defense of any of such Claims or any action or proceeding brought on any of such Claims. For purposes of this Paragraph, "Claims" shall mean all liabilities, damages, losses, costs, expenses, attorney's fees and claims, arising from (a) any activity, work or thing done, permitted or suffered by the Company in connection with the Company's marketing, installation, and/or sales of the Product, (b) any breach or default in the performance of any obligation to be performed by the Company under this Agreement, (c) any breach of any representation or warranty of the Company set forth in this Agreement, (d) any dispute with a Subdealer, or (d) any negligence of the Company or any agent, employee, officer, contractor, representative, guest, licensee, invitee, visitor or customer of or retained by the Company. Notwithstanding the foregoing, "Claims" shall not include any liability, damage, or loss which is caused solely by BOATRACS's grossly negligent act, wilful misconduct or breach under this Agreement. If any action or proceeding is brought against BOATRACS by reason of any such Claims, the Company upon notice from BOATRACS shall defend such action or proceeding at the Company's sole cost by legal counsel satisfactory to BOATRACS.

     18. Canadian Provisions. All amounts of money set forth in this Agreement are in Canadian dollars. The parties expressly declare that they require this Agreement and all documents, correspondence and notices relating to this Agreement to be drafted and written exclusively in the English language. Les parties declarent expressement qu'elles exigent que ce contrat ainsi que tous les documents, correspondence et avis y relatifs soient rediges et ecrits exclusivement en anglais.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America.

     20. Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

     21. Venue and Jurisdiction. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of San Diego, California.

     22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

     23. Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

     24. Attorney's Fees. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual attorney's fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

     25. Modification. This Agreement may be modified only by a contract in writing executed by the party(ies) to this Agreement against whom enforcement of such modification is sought.

     26. Headings. The headings of the Paragraphs of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

     27. Prior Understandings. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

     28. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

     29. Partial Invalidity. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

     30. Successors-in-Interest and Assigns. The Company shall not assign or delegate to any other person this Agreement or any rights or obligations under this Agreement. Subject to any restriction on transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Agreement, except for the rights of the successors-in-interest and assigns of each party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons.

     31. Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at its address as set forth above in the introductory Paragraph of this Agreement.
Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

     32. Waiver. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

     33. Drafting Ambiguities. Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

     34. Effectiveness. This Agreement shall become effective when it has been executed by all of the parties to this Agreement.

	     BOATRACS, INC. a California
	     corporation

	     By:___________________________________
		Annette Friskopp, Chief Operating
		Officer

	     OCEANTRAC SYSTEMS, LTD, a Canada
	     corporation

	     By:_________________________________

	     By:_________________________________

		 Addendum to Distributor/Dealers
		   Service And Sales Agreement


   1. Sales Leads. BOATRACS shall endeavor to forward to the Company those sales leads which BOATRACS receives from potential customers in the Territory.

   2. Marketing, Sales and Advertising Expenditures. BOATRACS may, at its election and with no obligation to do so, incur certain marketing, sales and advertising expenses to assess or enhance the market potential for the Product within the Territory. Upon the mutual written agreement of both parties, BOATRACS and the Company may elect to share the expenses related to a cooperative advertising campaign for the Product within the Territory.

						   ATTACHMENT A

			    Territory

As used in the Agreement to which this Attachment is a part, "Territory" shall mean the Canadian provinces of Ontario, Quebec, New Brunswick, Prince Edward Island, Nova Scotia, Labrador, and
Newfoundland.

						   ATTACHMENT B


		  Summary of Standard Warranties

A summary of standard warranties will be provided to the Company by BOATRACS. Those standard warranties are subject to change from time to time without notice from Boatracs.

						   ATTACHMENT C


			     PRICING
				*

			   EXHIBIT C

		    SECURED PROMISSORY NOTE

Original  Principal  Amount  $78,000.00  U.S.               Date:
December 20, 1995

     FOR VALUE RECEIVED, OCEANTRAC SYSTEMS LIMITED., a Nova Scotia corporation and OCEANTRAC INCORPORATED, a Canadian corporation, jointly and severally, (collectively "Maker") promises to pay to BOATRACS, INC., a California corporation, or order ("Holder"), at San Diego, California (or such other address designated by Holder from time to time), the sum of Seventy Eight Thousand U.S. Dollars ($78,000.00 U.S.), plus any additional advances or loans made by Holder to Maker, in Holder's sole and absolute discretion, plus interest thereon, from the date hereof until all amounts due hereunder are paid in full, at the rate of nine percent (9%) per annum, payable as more fully set forth below.

     1.   Due  on  Demand.   All  unpaid  principal  and  accrued
interest under this Note shall be immediately due and payable seven days after written demand from Holder to Maker.

     2. Manner of Payments. All payments by Maker under this Note shall be (i) made in lawful money of the United States of America without set-off, deduction or counterclaim of any kind whatsoever (ii) credited first to amounts for late charges, if any, second to amounts for Holder's costs of enforcing this Note, if any, third to amounts of interest due (including default interest) hereunder, if any, and finally to the principal balance under this Note, and (iii) deemed paid by Maker upon their actual receipt by Holder.

     3. Prepayment. Maker has the right to prepay the principal amount of this Note at any time without penalty.

     4. Late Charge. If any amount of interest and/or principal under this Note is not received by Holder upon the due date then, without any requirement for notice to Maker, Maker shall immedi ately pay to Holder an additional sum of five percent (5%) of such overdue amount as a late charge. Such late charge is fair and reasonable based upon the facts and circumstances existing as of the date of this Note. Acceptance of such late charge by Holder shall not constitute a waiver of Maker's default with respect to such overdue amount, nor prevent Holder from exercising any of the other rights and remedies available to Holder under this Note.

     5. Acceleration. All unpaid principal and accrued and unpaid interest under this Note shall, at Holder's election, be immediately due and payable upon the occurrence of any failure by Maker to timely satisfy all of its obligations under this Note, any other Note or Agreement made by either Maker (including, without limitation, under the Agreement entered into among OCEANTRAC INCORPORATED, OCEANTRAC SYSTEMS LIMITED and Holder, evenly dated herewith and all Exhibits thereto.
     6. Security. This Note is secured by a Pledge evenly dated with this Note from Maker to Holder and naming Solomon Ward Seidenwurm & Smith as Pledge Holder.

     7. Commercial Purposes. Maker acknowledges that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds of such loan will not be used primarily for personal, family, household or agricultural purposes.

     8. Interest Limitation. It is not intended by any provision of this Note to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Maker under applicable law on a cumulative basis over the life of the loan evidenced by this Note (the "Loan"). If by mistake or error, interest in excess of such maximum rate shall be paid for any period during the term of the Loan, the excess amount shall, if permitted by applicable law, be retained by Holder as additional cash collateral for the Loan to be held without interest or trust and commingled with other assets of Holder or, if not permitted to be so held by Holder, shall be refunded to Maker. If for any period during the term of the Loan, Holder is unable, because of a limitation on the rate of interest permitted to be charged to Maker under applicable law, to collect all of the interest and premium provided for in this Note, such interest or premium ("interest shortage") shall, if permitted by applicable law, be added to the interest earned or to be earned for prior or subsequent periods during the term of the Loan so that, to the extent permitted by applicable law on a cumulative basis over the life of the Loan, Holder may collect all of the interest and premium provided for in this Note, the same to be accomplished in the following manner, or otherwise as permitted by applicable law: (i) if Holder were permitted by applicable law to charge interest to Maker in such prior periods in excess of the amount of interest and premium actually charged during such prior periods, then the interest due on the Loan for such prior periods shall automatically be increased by the amount of such interest shortage, but not in excess of the maximum interest permitted to be charged to Maker during such prior periods, and such increased interest for such prior periods shall be immediately due and payable upon demand; and (ii) if Holder shall have collected all interest permitted by applicable law to be charged to Maker in such prior periods, and if Holder is thereafter permitted by applicable law to charge interest to Maker in such subsequent periods in excess of the amount of interest and premium actually charged during such subsequent periods, the interest due on the Loan for such subsequent periods shall automatically be increased by the amount of such interest shortage, but not in excess of the maximum interest permitted to be charged to Maker during such subsequent period, and such increased interest for such subsequent periods shall be due and payable at the end of each such subsequent period upon demand.

     9.     Note  Waivers.   Maker  waives  presentment,  notice,
demand, protest, notice of demand and dishonor.

     10. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

     11. Further Assurances. Each party to this Note shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Note.

     12. Venue and Jurisdiction. All actions and proceedings arising in connection with this Note must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Note for the purpose of adjudicating all matters arising out of or related to this Note. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Note.

     13.    Time  of  Essence.   Time  and  strict  and  punctual
performance are of the essence with respect to each provision of this Note.

     14. Attorney's Fees. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret, collect upon, foreclose, or otherwise obtain judicial or quasi-judicial relief in connection with this Note, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual attorney's fees relating to or arising out of (i) such Proceeding (whether or not such Proceeding proceeds to judgment), and (ii) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

     15.   Modification.   This Note may be modified  only  by  a
contract in writing executed by the party to this Note against whom enforcement of such modification is sought.

     16. Headings. The headings of the Paragraphs of this Note have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Note, or be used in any manner in the interpretation of this Note.

     17. Waiver. Any waiver of a default under this Note must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Note. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

     18. Drafting Ambiguities. Maker and his legal counsel have reviewed and had an opportunity to negotiate the terms of this Note. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note.

     19. Notices. All notices of other communications required or permitted to be given to a party to this Note shall be in writing and shall be personally delivered, sent by certified mail, postage paid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

Holder:   BOATRACS, Inc.
	  6440 Lusk Blvd., Suite D-201
	  San Diego, California 92121

	  OCEANTRAC SYSTEMS LIMITED
	  Dayton Mall
	  Highway 3
	  Hebron Yarmouth, N.S. Canada B5A 4B3

	  OCEANTRAC INCORPORATED
	  Dayton Mall
	  Highway 3
	  Hebron Yarmouth, N.S. Canada B5A 4B3

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this paragraph, then it shall be given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Any party to this Note may give notice of a change of its address to the other party(ies) to this Note.

			 OCEANTRAC SYSTEMS LIMITED., a Canadian corporation, Maker

			 By: ______________________________
			 Its: ______________________________

			 By: ______________________________
			 Its: ______________________________

			 OCEANTRAC   INCORPORATED,   a   Canadian
			 corporation, Maker

			 By: ______________________________
			 Its: ______________________________

			 By: ______________________________
			 Its: ______________________________

			   EXHIBIT D

			PLEDGE AGREEMENT

     This Agreement is executed effective January ___, 1996 between BOATRACS, INC., a California corporation, having an address for notices at 6440 Lusk Blvd., Suite D-201, San Diego, California 92121-2758 ("Pledgee") and OCEANTRAC SYSTEMS LIMITED, a Nova Scotia corporation, having an address for notices at Dayton Mall, Highway 3, Hebron Yarmouth, N.S. Canada B5A 4B3 ("Pledgor"), who agree as follows:

     1. Recital. This Agreement is made with reference to the following recital of essential facts:

	  1.1.   Pledgor  and Pledgee have executed an  agreement
(the  "Agreement") dated the same date as this Pledge  Agreement.
Pursuant to the Agreement, Pledgor has executed two promissory notes (collectively "the Note") in favor of Pledgee.

	  1.2.   In order to secure Pledgor's payment obligations
under  the Note, Pledgor has agreed to pledge to Pledgee  all  of
the   shares   (the  "Shares")  held  by  Pledgor  in  OCEANTRAC,
INCORPORATED, a Canadian corporation.

2. Grant of Security Interest. To secure Pledgor's payment obligations to Pledgee under the Note, Pledgor pledges, assigns and grants to Pledgee a security interest in (a) the Shares and
(b) all stock or cash dividends, substitutions, and shares issued pursuant to any merger or reorganization, or any other proceeds of such Shares as defined in Section 9306 of the California Uniform Commercial Code.

3. Delivery of Shares. Upon Pledgor's execution of this Pledge Agreement, Pledgor shall concurrently validly endorse the Shares in blank and deliver the Shares to Norman L. Smith, Esq., of Solomon Ward Seidenwurm & Smith (the "Pledgeholder"). Pledgeholder shall retain the Shares to secure Pledgor's obligations to Pledgee under this Agreement.

4. Terms of Pledge. The Shares shall be held by Pledgeholder in pledge subject to the terms and conditions of this Agreement. As long as no default exists as described in Paragraph 7 below, Pledgor shall have the right at all times to vote such Shares on any and all matters. Pledgor and Pledgee shall indemnify Pledgeholder and hold him harmless from any loss, expense or damage he may incur by virtue of his role as Pledgeholder, except for any breach of duty or negligence of Pledgeholder.

5. Negative Covenants. Until all obligations secured by this Pledge Agreement shall have been fully and finally performed, Pledgor shall not without the prior written consent of
Pledgee: (a) create or suffer to exist any further security interest in the Shares; or (b) sell or otherwise dispose of the Shares.


6. Affirmative Covenants. Until all obligations secured by this Agreement shall have been fully and finally performed, Pledgor shall pay when due all taxes, assessments, and liens, if any, upon the Shares. Pledgor may withhold any such payment or may elect to contest any lien if Pledgor is in good faith conducting appropriate proceedings to contest the obligation to pay, so long as Pledgee's interest in the Shares is not jeopardized. In any such contest, Pledgor shall represent itself and Pledgee and shall satisfy any final adverse judgment before enforcement against the Shares. Pledgor shall name Pledgee as an additional obligee under any surety bond furnished in the contest proceedings.

7. Events of Default. Pledgor shall be in default under this Agreement upon the occurrence of any of the following events:

     7.1. Pledgor's breach of this Agreement, which breach is not cured within 5 days of written notice to Pledgor of such breach.

     7.2. Any amount due under the Note is not received by Pledgee on its due date.

     7.3. Any actual disposition of the Shares in violation of this Agreement.

     7.4.   The  making by Pledgor of any general arrangement  or
assignment for the benefit of creditors; Pledgor becoming bankrupt, insolvent or a "debtor" as defined in 11 U.S.C.
Section 101, or any successor statute or similar statute or law in Canada (unless, in the case of a petition filed against Pledgor, such petition is dismissed within 30 days after its original filing); the appointing of a trustee or receiver to take possession of substantially all of Pledgor's assets (unless possession is restored to Pledgor within 30 days after such taking); or the attachment, execution or judicial seizure of substantially all of Pledgor's assets (unless such attachment, execution or judicial seizure is discharged within 30 days after such attachment, execution or judicial seizure).

8. Rights of Pledgee Upon Default. Should a default occur under Paragraph 7 above (the "Default"), Pledgee shall give Pledgeholder written notice and full details of such Default. Immediately following the receipt of such written notice of Default, Pledgeholder may exercise any of the following remedies with regard to the Shares on behalf of Pledgee:

     8.1.   Vote,  grant  proxies, attend  shareholder  meetings,
nominate  and  elect  directors,  receive  dividends  and   other
distributions to shareholders, and otherwise exercise any rights attributable to the Shares.

     8.2. Cause the Shares to be transferred to Pledgee on the books of Pledgor, in accordance with the stock transfer form executed by Pledgor in connection with the delivery of the Shares.

     8.3. Cause the Shares to be sold at public or private sale (the "Sale"). Proceeds from such Sale, net of reasonable expenses of sale including attorney's fees and legal expenses incurred by the Pledgeholder, sufficient to cure the Default, shall be forwarded to Pledgee. Any proceeds in excess of the amount sufficient to cure the Default shall be immediately forwarded to Pledgor. If Pledgee instructs Pledgeholder to sell the Shares and if the net proceeds of such Sale are insufficient to cure the Default, Pledgee may exercise any other rights and remedies afforded to secured parties under the California Uniform Commercial Code, or otherwise in law or equity. All such rights and remedies shall be cumulative and may be exercised singularly or concurrently.

Notwithstanding the foregoing, Pledgee acknowledges that in the event of a non-monetary default described in Paragraph 7.1 above, Pledgee must liquidate its damages by a judicial determination before the Sale shall occur. Notwithstanding the foregoing, if Pledgor cures any Default prior to the Sale, Pledgeholder shall cause the Sale not to occur.

9. Conflicting Demands. If conflicting demands are made upon Pledgeholder, he shall have the right (a) to file an action in interpleader with a court of competent jurisdiction, and (b) to be reimbursed by Pledgor and/or Pledgee for any and all costs, expenses and attorneys' fees reasonably incurred in connection with such action as determined by such court, except to the extent of any breach of duty or negligence of Pledgeholder.

10. Return of Shares/Note. Upon Pledgor's performance of all of its obligations under this Agreement, Pledgeholder shall return the Shares to Pledgor and the Note marked "PAID."

11. Representations and Warranties of Pledgor. Pledgor represents and warrants to Pledgee that except for the security interest created by this Agreement, no person or entity has any right, title, interest, or claim in or to the Shares or any part of the Shares.

12.   Governing Law.  This Agreement is governed by and construed
in   accordance  with  the  laws  of  the  State  of  California, irrespective of California's choice-of-law principles.

13. Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

14. Venue and Jurisdiction. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

15. Counterparts and Exhibits. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.

16. Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

17. Attorney's Fees. The prevailing party(ies) in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

18.   Modification.   This Agreement may be modified  only  by  a
contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

19.   Headings.   The paragraph headings in this Agreement:   (a)
are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

20. Prior Understandings. This Agreement and all documents specifically referred to and executed in connection with this
Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

21. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular may include the plural (and vice versa) and the word "person" includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity. The terms "includes" and "including" do not imply any limitation. For purposes of this Agreement, the term "day" means any calendar day and the term "business day" means any calendar day other than a Saturday, Sunday or any other day designated as a holiday under California Government Code Sections 6700-6701. Any act permitted or required to be performed under this Agreement upon a particular day which is not a business day may be performed on the next business day with the same effect as if it had been performed upon the day appointed. No remedy or election under this Agreement is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity.

22. Partial Invalidity. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability unless such provision or the application of such provision is essential to this Agreement.

23. Successors-in-Interest and Assigns. Pledgor may not voluntarily or by operation of law assign, hypothecate, delegate or otherwise transfer or encumber all or any part of its rights, duties or other interests in this Agreement without the prior written consent of Pledgee, which consent may be withheld in Pledgee's sole and absolute discretion. Any such transfer in violation of this paragraph is void. Subject to the foregoing and any other restrictions on transferability contained in this Agreement, this Agreement is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement.

24. Notices. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

To Pledgee: BOATRACS, INC.
	6440 Lusk Blvd., Suite D-201
	San Diego, California 92121-2758

With Copy to:   Solomon Ward Seidenwurm & Smith
	401 B Street, Suite 1200
	San Diego, CA  92101
	Attn:  Norman L. Smith, Esq.

To Pledgor: OCEANTRAC SYSTEMS LIMITED
	Dayton Mall
	Highway 3
	Hebron Yarmouth
	N.S. Canada B5A 4B3

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

25. Waiver. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or
remedy.   A  consent to or approval of an act does not  waive  or
render unnecessary the consent to or approval of any other or subsequent act.

26. Drafting Ambiguities. Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

27. Third Party Beneficiaries. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees, unless such rights are expressly granted in this Agreement to another person specifically identified as a "Third Party Beneficiary."

28. Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

     28.1. In the event of any conflict between these Rules and this paragraph, the provisions of this paragraph shall govern. The arbitration shall take place in San Diego, California. Each of the parties shall appoint one arbitrator and the two so nominated shall in turn choose a third arbitrator. If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their nomination, then the third arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce.

     28.2. The arbitration shall be conducted in the English language. Relevant documents in other languages shall be translated into English if the arbitrators so direct. In arriving at their award, the arbitrators shall make every effort to find a solution to the dispute in the provisions of the Agreement and shall give full effect to all parts thereof. However, if a solution cannot be found in the provisions of the Agreement, the arbitrators shall apply the local, domestic law of the State of California, U.S.A., including its provision of the Uniform Commercial Code.

     28.3 The parties agree that after either has filed a Notice of Demand for arbitration of any dispute subject to arbitration under this Agreement, they shall, upon request, make discovery and disclosure of all materials relevant to the subject of the dispute. The arbitrators shall make the final determination as to any discovery disputes between the parties. Examination of witnesses by the parties and by the arbitrators shall be permitted. A written transcript of the hearing shall be made and furnished to the parties. The cost of this transcript shall be borne equally by the parties.

     28.4. The arbitrators shall state the reasons upon which the award is based. The award of the arbitrators shall be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction. An application may be made to any such court for a judicial acceptance of the award and an order for enforcement.

29.   Survival.   The covenants, conditions, representations  and
warranties of this Agreement shall survive the execution of this Agreement.


	    BOATRACS, INC., a California corporation


	    By:____________________________________
		____________________, _____________

	    OCEANTRAC SYSTEMS LIMITED, a Nova Scotia corporation


	    By:____________________________________
		____________________, _____________


	    I ACCEPT THE OBLIGATIONS IMPOSED UPON
	    ME UNDER THIS PLEDGE AGREEMENT:



	    _________________________________________
	    Norman L. Smith, Esq., Pledgeholder

			   EXHIBIT E


		    SECURED PROMISSORY NOTE



Original  Principal  Amount  $20,000.00  U.S.               Date:
December 20, 1995



     FOR VALUE RECEIVED, OCEANTRAC SYSTEMS LIMITED., a Nova Scotia corporation, ("Maker") promises to pay to BOATRACS, INC., a California corporation, or order ("Holder"), at San Diego, California (or such other address designated by Holder from time to time), the sum of Twenty Thousand U.S. Dollars ($20,000.00 U.S.), plus any additional advances or loans made by Holder to Maker, in Holder's sole and absolute discretion, plus interest thereon, from the date hereof until all amounts due hereunder are paid in full, at the rate of nine percent (9%) per annum, payable as more fully set forth below.

     1.   Due  on  Demand.   All  unpaid  principal  and  accrued
interest under this Note shall be immediately due and payable seven days after written demand from Holder to Maker.

     2. Manner of Payments. All payments by Maker under this Note shall be (i) made in lawful money of the United States of America without set-off, deduction or counterclaim of any kind whatsoever (ii) credited first to amounts for late charges, if any, second to amounts for Holder's costs of enforcing this Note, if any, third to amounts of interest due (including default interest) hereunder, if any, and finally to the principal balance under this Note, and (iii) deemed paid by Maker upon their actual receipt by Holder.

     3. Prepayment. Maker has the right to prepay the principal amount of this Note at any time without penalty.

     4. Late Charge. If any amount of interest and/or principal under this Note is not received by Holder upon the due date then, without any requirement for notice to Maker, Maker shall immedi ately pay to Holder an additional sum of five percent (5%) of such overdue amount as a late charge. Such late charge is fair and reasonable based upon the facts and circumstances existing as of the date of this Note. Acceptance of such late charge by Holder shall not constitute a waiver of Maker's default with respect to such overdue amount, nor prevent Holder from exercising any of the other rights and remedies available to Holder under this Note.

     5. Acceleration. All unpaid principal and accrued and unpaid interest under this Note shall, at Holder's election, be immediately due and payable upon the occurrence of any failure by Maker to timely satisfy all of its obligations under this Note, any other Note or Agreement made by Maker (including, without limitation, under the Agreement entered into among OCEANTRAC SYSTEMS LIMITED and Holder, evenly dated herewith and all Exhibits thereto.

     6. Security. This Note is secured by a Pledge evenly dated with this Note from Maker to Holder and naming Solomon Ward
Seidenwurm & Smith as Pledge Holder.

     7. Commercial Purposes. Maker acknowledges that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds of such loan will not be used primarily for personal, family, household or agricultural purposes.

     8. Interest Limitation. It is not intended by any provision of this Note to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Maker under applicable law on a cumulative basis over the life of the loan evidenced by this Note (the "Loan"). If by mistake or error, interest in excess of such maximum rate shall be paid for any period during the term of the Loan, the excess amount shall, if permitted by applicable law, be retained by Holder as additional cash collateral for the Loan to be held without interest or trust and commingled with other assets of Holder or, if not permitted to be so held by Holder, shall be refunded to Maker. If for any period during the term of the Loan, Holder is unable, because of a limitation on the rate of interest permitted to be charged to Maker under applicable law, to collect all of the interest and premium provided for in this Note, such interest or premium ("interest shortage") shall, if permitted by applicable law, be added to the interest earned or to be earned for prior or subsequent periods during the term of the Loan so that, to the extent permitted by applicable law on a cumulative basis over the life of the Loan, Holder may collect all of the interest and premium provided for in this Note, the same to be accomplished in the following manner, or otherwise as permitted by applicable law: (i) if Holder were permitted by applicable law to charge interest to Maker in such prior periods in excess of the amount of interest and premium actually charged during such prior periods, then the interest due on the Loan for such prior periods shall automatically be increased by the amount of such interest shortage, but not in excess of the maximum interest permitted to be charged to Maker during such prior periods, and such increased interest for such prior periods shall be immediately due and payable upon demand; and (ii) if Holder shall have collected all interest permitted by applicable law to be charged to Maker in such prior periods, and if Holder is thereafter permitted by applicable law to charge interest to Maker in such subsequent periods in excess of the amount of interest and premium actually charged during such subsequent periods, the interest due on the Loan for such subsequent periods shall automatically be increased by the amount of such interest shortage, but not in excess of the maximum interest permitted to be charged to Maker during such subsequent period, and such increased interest for such subsequent periods shall be due and payable at the end of each such subsequent period upon demand.

     9.     Note  Waivers.   Maker  waives  presentment,  notice,
demand, protest, notice of demand and dishonor.

     10. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

     11. Further Assurances. Each party to this Note shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Note.

     12. Venue and Jurisdiction. All actions and proceedings arising in connection with this Note must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Note for the purpose of adjudicating all matters arising out of or related to this Note. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Note.

     13.    Time  of  Essence.   Time  and  strict  and  punctual
performance are of the essence with respect to each provision of this Note.

     14. Attorney's Fees. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret, collect upon, foreclose, or otherwise obtain judicial or quasi-judicial relief in connection with this Note, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual attorney's fees relating to or arising out of (i) such Proceeding (whether or not such Proceeding proceeds to judgment), and (ii) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

     15.   Modification.   This Note may be modified  only  by  a
contract in writing executed by the party to this Note against whom enforcement of such modification is sought.

     16. Headings. The headings of the Paragraphs of this Note have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Note, or be used in any manner in the interpretation of this Note.

     17. Waiver. Any waiver of a default under this Note must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Note. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

     18. Drafting Ambiguities. Maker and his legal counsel have reviewed and had an opportunity to negotiate the terms of this Note. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note.



     19. Notices. All notices of other communications required or permitted to be given to a party to this Note shall be in writing and shall be personally delivered, sent by certified mail, postage paid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

Holder:   BOATRACS, Inc.
	  6440 Lusk Blvd., Suite D-201
	  San Diego, California 92121

	  OCEANTRAC Systems Limited
	  Dayton Mall
	  Highway 3
	  Hebron Yarmouth, N.S. Canada B5A 4B3

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this paragraph, then it shall be given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Any party to this Note may give notice of a change of its address to the other party(ies) to this Note.


			 OCEANTRAC SYSTEMS LIMITED, a Canadian corporation, Maker

			 By: ______________________________
			 Its: ______________________________

			 By: ______________________________
			 Its: ______________________________

			 OCEANTRAC   INCORPORATED,   a   Canadian
			 corporation, Maker

			 By: ______________________________
			 Its: ______________________________

			 By: ______________________________
			 Its: ______________________________